Exhibit 35.2

EXHIBIT 35.2

SERVICER COMPLIANCE STATEMENT

MBNA Technology, Inc.

BA Credit Card Trust

The undersigned, a duly authorized officer of MBNA Technology, Inc., a wholly-owned subsidiary of FIA Card Services, National Association (“FIA”), pursuant to the Service Agreement dated as of May 1, 1993 (as amended from time to time, the “Agreement”) by and between FIA (formerly known as MBNA America Bank, National Association) and MBNA Technology, Inc. (formerly known as MBNA Information Services, Inc.), does hereby certify that:

1.	MBNA Technology, Inc. performs certain data processing and administrative functions on behalf of FIA under the Agreement.

2.	A review of MBNA Technology, Inc.’s activities during the period from and including February 1, 2006 through and including June 30, 2006 and of its performance under the Agreement has been made under my supervision.

3.	To the best of my knowledge, based on such review, MBNA Technology, Inc. has fulfilled all of its obligations in all material respects under the Agreement throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 25th day of September 2006.

By:	/s/ Scott C. Reynolds
Name:	Scott C. Reynolds
Title:	Chief Operating Officer